Exhibit 5.1

September 15, 2020

PDC Energy, Inc.

1775 Sherman Street, Suite 3000

Denver, CO 80203

Ladies and Gentlemen:

        We have acted as counsel to PDC Energy, Inc., a Delaware corporation (the “Company”), and PDC Permian, Inc., a wholly-owned subsidiary of the Company (“PDC Permian”), in connection with the filing by the Company and PDC Permian of a final prospectus supplement dated September 10, 2020 (the “Final Prospectus Supplement”), which supplements a Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and effective on May 31, 2018 (the “Registration Statement”), including the prospectus dated May 31, 2018 included therein (the “Base Prospectus” and, together with the Final Prospectus Supplement, the “Prospectus”), relating to the offer and sale by the Company of $150 million aggregate principal amount of its 5.75% senior notes due 2026 (the “Notes”). The Notes are governed by that certain Indenture dated as of November 29, 2017 (the “Indenture”) between the Company, PDC Permian, and U.S. Bank National Association, as trustee (the “Trustee”). PDC Permian is a guarantor of the Notes (the guarantee of the Notes being referred to in this opinion as the “Guarantee”). At your request, this opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K for filing as an exhibit to the Registration Statement.

        The Notes and the Guarantee are being issued pursuant to the Prospectus and the Underwriting Agreement dated September 10, 2020 by and between the Company and BofA Securities, Inc. as representative of the underwriters named therein (the “Underwriting Agreement”).

        In connection with rendering this opinion, we have examined originals or copies of (1) the Registration Statement and the Prospectus (2) an executed copy of the Indenture, including the form of Notes attached as an exhibit to the Indenture, and (3) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied upon certificates of officers of the Company and PDC Permian and of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, the conformity to authentic originals of any documents submitted to us as copies, and the truthfulness of all statements of fact contained in each document we reviewed. We have also assumed that (a) the Indenture has been duly authorized, executed and delivered by all parties thereto and (b) the Notes will conform to the form thereof attached as an exhibit to the Indenture and will be duly authenticated in accordance with the terms of the Indenture.

In connection with this opinion, we have assumed that the Notes, including the Guarantee, will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement and the Final Prospectus.

Based on the foregoing, and subject to the limitations, exceptions, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that when the Notes, including the Guarantee, have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture and delivered against payment therefor in the manner contemplated by the Prospectus, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the Guarantee of Notes by PDC Permian will constitute a valid and binding obligation of PDC Permian, enforceable against PDC Permian in accordance with its terms.

We express no opinion concerning (a) the validity or enforceability of any provisions contained in the Indenture that (i) purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) may have the effect of discouraging or preventing a change in control of the Company, in each case to the extent otherwise contrary to public policy, (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based on negligence or any violation of federal or state securities laws or (c) the effect of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.            The opinions herein are limited to matters governed by the federal laws of the United States of America, the contract laws of the State of New York and the General Corporation Law of the State of Delaware. Except as expressly stated above, we express no opinion with respect to any other law of the states of New York or Delaware or any other jurisdiction.

B.            This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstance that may hereafter come to our attention.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the Prospectus and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP

DAVIS GRAHAM & STUBBS LLP